FOR IMMEDIATE RELEASE

Harvest Natural Resources Announces

Extension of Share Purchase Agreement

HOUSTON, November 3, 2014 — Harvest Natural Resources, Inc. (NYSE: HNR) (“Harvest”) today announced that Petroandina Resources Corporation N.V. (“Petroandina”) has elected to extend the current November 7, 2014 termination date under the Share Purchase Agreement, dated December 16, 2013, for a period of one month to December 7, 2014. As permitted by the Share Purchase Agreement, Harvest has elected to request disbursement of an additional $2.0 million loan from Petroandina in connection with such extension.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and Gabon and a business development office in Singapore. For more information visit Harvest’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2013 Annual Report on Form 10-K and other public filings.